UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)

                                (Amendment No. 5)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)


                               Liquid Audio, Inc.
                               ------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         ------------------------------
                         (Title of Class of Securities)


                                  53631T102000
                                 --------------
                                 (CUSIP Number)


                              Mr. James Mitarotonda
                        c/o Barington Capital Group, L.P.
                         888 Seventh Avenue, 17th Floor
                              New York, N.Y. 10019

                                 (212) 974-5700
                     --------------------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                December 18, 2001
                      ------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

      Introduction. This amends and supplements the Schedule 13D dated September 28, 2001 (the "Schedule"), filed with the Securities and Exchange Commission, as amended by Amendment No. 1 dated October 18, 2001, Amendment No. 2 dated October 26, 2001, Amendment No. 3 dated November 9, 2001and Amendment No. 4 dated November 13, 2001, by musicmaker.com, Inc. ("musicmaker"), Jewelcor Management, Inc., Barington Companies Equity Partners, L.P., Ramius Securities, LLC and Domrose Sons Partnership with respect to the common stock, $.001 par value (the "Common Stock"), of Liquid Audio, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 800 Chesapeake Drive, Redwood City, California 94063.


            Item 7 of the Schedule 13D, "Material to be Filed as Exhibits," is amended by adding the following:

            99.8    Letter to Liquid Audio, Inc. dated December 18, 2001.

            99.9    Letter to Liquid Audio, Inc. dated December 20, 2001.

            99.10   Press Release dated December 21, 2001.







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


                                   SIGNATURES


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: December 21, 2001

                                       MUSICMAKER.COM, INC.


                                       By /s/ James Mitarotonda
                                          --------------------------------------
                                          Name:  James Mitarotonda
                                          Title: President and Chief Executive
                                                 Officer



                                       JEWELCOR MANAGEMENT, INC.


                                       By /s/ Seymour Holtzman
                                          --------------------------------------
                                          Name:  Seymour Holtzman
                                          Title: Chairman and Chief Executive
                                                 Officer



                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.

                                       By: Barington Companies Investors,
                                           LLC, its general partner


                                           By /s/ James Mitarotonda
                                              ----------------------------------
                                              Name:  James Mitarotonda
                                              Title: Manager



                                       RAMIUS SECURITIES, LLC

                                       By: Ramius Capital Group, LLC, its
                                           managing member

                                           By /s/ Peter A. Cohen
                                              ----------------------------------
                                              Name:  Peter A. Cohen
                                              Title: Manager



                                       DOMROSE SONS PARTNERSHIP


                                       By /s/ James Mitarotonda
                                          --------------------------------------
                                          Name:  James Mitarotonda
                                          Title: Partner


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